Exhibit 99.1

FOR IMMEDIATE RELEASE

January 22, 2026

GENERAL FUSION TO BECOME FIRST PUBLICLY TRADED PURE-PLAY

FUSION COMPANY THROUGH BUSINESS COMBINATION WITH SPRING VALLEY ACQUISITION CORP. III

•	General Fusion is advancing patented and proprietary Magnetized Target Fusion (“MTF”) technology designed to scale for cost-efficient power plants within the next decade.

•	Two decades of R&D and scientific milestones underpin the Company’s MTF approach, positioning it as a leader in the drive toward commercial fusion. Today, it is one of only four private companies worldwide to have achieved and published meaningful peer-reviewed fusion results, with 210 patents issued and pending.

•	Lawson Machine 26 ("LM26"), the Company’s world-first large-scale MTF fusion demonstration machine, is operating, mechanically compressing plasma with a lithium liner at 50% of commercial-scale diameter, and advancing toward key technical milestones.

•	General Fusion intends to use proceeds from this transaction to fully fund and advance the LM26 program with the goal of demonstrating and de-risking MTF technology in a commercially relevant way.

•	Prior to this transaction, General Fusion has raised more than US$400 million in capital since its inception from leading institutional investors, strategics, venture capital firms, industry partners, and through government grants.

•	Transaction with Spring Valley implies approximately US$1 billion pro-forma equity value inclusive of approximately US$105 million from a committed and oversubscribed PIPE (Private Investment in Public Equity) with leading institutional investors and US$230 million of Spring Valley Acquisition Corp. III’s trust capital (assuming no redemptions).

•	The Spring Valley team has closed 50+ energy and decarbonization transactions over the last three decades and played key roles in the creation of 17 publicly traded companies, including seven SPACs merged or raised to date.

VANCOUVER, British Columbia – January 22, 2026 – General Fusion Inc. (“General Fusion” or the “Company”) is a groundbreaking fusion leader with a 20-year track record of advancing fusion technology, including the development, construction, and operation of the first large-scale Magnetized Target Fusion (“MTF”) demonstration machine. Today, the Company announces that it has entered into a definitive business combination agreement (the “Business Combination Agreement”, and the transactions contemplated by that agreement, the “Proposed Business Combination”) with Spring Valley Acquisition Corp. III (NASDAQ: SVAC) (“SVAC”). Upon closing, the Proposed Business Combination is expected to result in General Fusion listing on the Nasdaq and trading under the ticker symbol “GFUZ”.

Company Overview

General Fusion’s technology is designed to solve barriers to entry for fusion energy, which comes at a critical time as demand for electricity is surging and nations around the world race to commercialize fusion power. As a technology, MTF is intended to achieve fusion in a practical way, avoiding superconducting magnets and high-powered lasers, and enabling the use of existing materials for durable machines that would produce cost-effective energy.

In early 2025, General Fusion announced that it had designed, built, and begun operating its world-first fusion demonstration – Lawson Machine 26 (“LM26”) – in under two years. LM26 is the first MTF demonstration machine to be built at a commercially relevant scale; it mechanically compresses plasma with a lithium liner at 50% commercial-scale diameter and aims to achieve key fusion technical milestones: 1 keV, or 10 million degrees Celsius heating; 10 keV, or 100 million degrees Celsius heating; and ultimately the Lawson criterion, the combination of fusion parameters that can produce net fusion energy in the plasma.

General Fusion intends to use proceeds from this transaction to advance the LM26 program with the goal of demonstrating and de-risking MTF technology in a commercially relevant way.

Management Comments

“General Fusion has a 20-year track record of creating and advancing the fusion technologies that we believe will address one of humanity’s biggest challenges: meeting the urgent and growing demand for energy while delivering clean, sustainable, reliable baseload power,” Greg Twinney, CEO of General Fusion, said. “The fusion era is now, and we’ve ushered it in through decades of innovation and teamwork. That’s what’s made us one of only a handful of private fusion companies with real-world, meaningful fusion results on the path to commercial viability and why we’re set to become the world’s first publicly traded pure-play fusion company. This announcement and PIPE financing are the next step in our journey to bringing fusion energy to the grid.”

Chris Sorrells, Chairman and CEO of SVAC, said, “Demand for energy is skyrocketing, and the power sources available to us today aren’t up to the task. We strongly believe fusion is going to play a key role in our future. When we looked at the players in the space, General Fusion was an easy choice for us, because we believe this company has both the technology in LM26 and the team that’s needed to reach commercialization and bring the world’s energy grids into the future.”

General Fusion is led by CEO Greg Twinney, who has more than 20 years of experience commercializing new technologies. He has helped guide multiple companies through IPOs and M&A transactions, including Real Matters, Kobo, and Opalis.

The Company’s Chief Strategy Officer, Megan Wilson, has more than 25 years in operations and energy leadership, previously serving as CSO and SVP at Babcock & Wilcox, as well as a surface warfare officer and nuclear engineering officer in the U.S. Navy.

Founded by its Chief Science Officer, Dr. Michel Laberge, the Company is also backed by a science and technology advisory committee chaired by Tony Donné, former CEO of EUROfusion, as well as senior advisors, including Bob Smith, the former Chairman and CEO of Blue Origin.

SVAC is led by Chairman and CEO Chris Sorrells, a former partner at NGP Energy Technology Partners with more than three decades of experience in the energy and decarbonization sectors. The Spring Valley team utilized a prior SPAC to bring nuclear-related NuScale Power public, which resulted in the first publicly traded company focused on small modular reactors. Spring Valley Acquisition Corp. II also has a pending deal with Eagle Energy Metals, which owns the largest deposit of uranium in the United States. In addition, Chris was the lead investor behind the creation of the Renewable Energy Group, which Chevron purchased for US$3.15 billion, a 6x return post-IPO, and the team at Spring Valley, including Rob Kaplan, Jeff Schramm, David Buzby, Deb Frodl, and Rich Thompson, have worked on multiple first-of-a-kind IPO transactions over the past 30 years.

Market Tailwinds

The International Energy Agency’s World Energy Outlook for 2025 estimates demand for electricity will grow between 40% and 50% by 2035 due to an increase in the global use of household appliances and the growth of advanced manufacturing and other light industry, including electric mobility, data centers, and electric heating. The U.S. Department of Energy estimates the total energy use from data centers alone will double or even triple by 2028.

The International Atomic Energy Agency estimates fusion plants could deliver four times more energy per unit of fuel than fission, and nearly four million times more energy than the burning of coal or oil. Additionally, several factors drive fusion’s expected competitive levelized cost of energy, including the production of less waste, the use of fuels that cost less, and a comparatively lower regulatory burden from governments versus other forms of energy as detailed in the 2025 Lazard’s Levelized Cost of Energy+ report.

Proposed Business Combination Overview

The Proposed Business Combination between General Fusion and SVAC implies an approximately US$1 billion pro-forma equity value inclusive of approximately US$105 million from a committed and oversubscribed PIPE and US$230 million of SVAC’s trust capital (assuming no redemptions).

The Proposed Business Combination brings together leaders with deep expertise in nuclear energy and capital markets. The Proposed Business Combination is expected to be completed in mid-2026, subject to customary closing conditions, including regulatory and shareholder approvals. The combined public company is expected to be named “General Fusion” and to have its common stock and warrants to purchase common stock listed on the Nasdaq, subject to satisfaction of the exchange’s listing requirements. The Proposed Business Combination has been unanimously approved by the board of directors of General Fusion and the board of directors of SVAC.

Additional information about the Proposed Business Combination, including a copy of the Business Combination Agreement, will be provided in a Current Report on Form 8-K to be filed by SVAC with the U.S. Securities and Exchange Commission (the “SEC”) and available on the General Fusion investor relations page and at www.sec.gov.

Investor Presentation

General Fusion and Spring Valley management will host an investor presentation on January 22, 2026, at 9:00 a.m. Eastern Time.

To listen to the webcast, please visit www.generalfusion.com.

Advisors

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is the exclusive financial advisor, lead capital markets advisor and private placement agent to SVAC. Greenberg Traurig, LLP and Cassels Brock & Blackwell LLP are serving as legal counsel to SVAC, and Faegre Drinker Biddle & Reath LLP and Fasken Martineau DuMoulin LLP are serving as legal counsel to General Fusion. Solebury Strategic Communications is serving as investor relations and public relations advisor for the Proposed Business Combination.

About General Fusion

General Fusion is pursuing a fast and practical approach to commercial fusion energy and is headquartered in Vancouver, Canada. The Company was established in 2002 and is funded by a global syndicate of leading energy venture capital firms, industry leaders, and technology pioneers. Learn more at www.generalfusion.com.

About Spring Valley Acquisition Corp. III

Spring Valley Acquisition Corp. III is a part of a family of investment vehicles formed for the purpose of acquiring or merging with a business focused on the energy and decarbonization industries. Over the past 5 years, Spring Valley has raised $690 million in three IPOs. Spring Valley I successfully completed its business combination with NuScale Power, a leading U.S. small modular reactor (“SMR”) technology company, and Spring Valley II has announced a pending merger with Eagle Energy Metals, a next-generation nuclear energy company that combines domestic uranium exploration with proprietary SMR technology. SVAC maintains a corporate website at https://sv-ac.com.

LEGAL DISCLAIMERS

Cautionary Note Regarding Forward-Looking Statements

Certain statements included in this document are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this document are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “preliminary,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, without limitation, SVAC’s, General Fusion’s, or their respective management teams’ expectations concerning the Proposed Business Combination and expected benefits or timing thereof; the outlook for General Fusion’s business, including its ability to commercialize MTF or any other fusion technology on its expected timeline or at all; statements regarding the current and expected results of General Fusion’s LM26 program; the ability to execute General Fusion’s strategies, including on any expected timeline or anticipated cost basis; projected and estimated financial performance; anticipated industry trends; future capital expenditures; government regulation of fusion energy; and environmental risks; as well as any information concerning possible or assumed future results of operations of General Fusion. The forward-looking statements are based on the current expectations of the respective management teams of SVAC and General Fusion, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, (i) the risk that the Proposed Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of SVAC’s securities; (ii) the failure to satisfy the conditions to the consummation of the Proposed Business Combination, including the adoption of the Business Combination Agreement by the shareholders of SVAC and the receipt of regulatory approvals; (iii) market risks; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; (v) the effect of the announcement or pendency of the Proposed Business Combination on General Fusion’s business relationships, performance, and business generally; (vi) risks that the Proposed Business Combination disrupts current plans of General Fusion and potential difficulties in its employee retention as a result of the Proposed Business Combination; (vii) the outcome of any legal proceedings that may be instituted against General Fusion or SVAC related to the Business Combination Agreement or the Proposed Business Combination; (viii) failure to realize the anticipated benefits of the Proposed Business Combination; (ix) the inability to maintain the listing of SVAC’s securities or to meet listing requirements and maintain the listing of the combined company’s securities on Nasdaq; (x) the risk that the Proposed Business Combination may not be completed by SVAC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SVAC; (xi) the risk that the price of the combined company’s securities may be volatile due to a variety of factors, including changes in laws, regulations, technologies, natural disasters, national security tensions, and macro-economic and social environments affecting its business; (xii) laws and regulations governing General Fusion’s research and development activities, and changes in such laws and regulations; (xiii) any failure to commercialize MTF on the expected timeline or at all, including any failure to achieve the objectives of the LM26 program; (xiv) environmental regulations and legislation; (xv) the effects of climate change, extreme weather events, water scarcity, and seismic events, and the effectiveness of strategies to deal with these issues; (xvi) fluctuations in currency markets; (xvii) General Fusion’s ability to complete and successfully integrate any future acquisitions; (xviii) increased competition in the fusion industry; (xix) limited supply of materials and supply chain disruptions; and (xx) the risk that the private placement may not be completed, or that other capital needed by the combined company may not be raised on favorable terms, or at all, including as a result of the restrictions agreed to in connection with the private placement. The foregoing list is not exhaustive, and there may be additional risks that neither SVAC nor General Fusion presently know or that SVAC and General Fusion currently believe are immaterial. You should carefully consider the foregoing factors, any other factors discussed in this document and the other risks and uncertainties described in the “Risk Factors” section of SVAC’s final prospectus for its initial public offering, which was filed with the SEC on September 4, 2025 (the “Final Prospectus”; the risks to be described in the registration statement on Form F-4 to be filed by SVAC with the SEC in connection with the Proposed Business Combination (the “Registration Statement”), which will include a preliminary proxy statement/prospectus; and those discussed and identified in filings made with the SEC by SVAC from time to time. General Fusion and SVAC caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth in this document speak only as of the date of this document. Neither General Fusion nor SVAC undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that General Fusion or SVAC will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Proposed Business Combination, in SVAC’s public filings with the SEC, which are or will be (as applicable) accessible at www.sec.gov, and which you are advised to review carefully.

Important Information for Investors and Shareholders

In connection with the Proposed Business Combination, SVAC intends to file with the SEC the Registration Statement, which will include a prospectus with respect to SVAC’s securities to be issued in connection with the Proposed Business Combination and a proxy statement to be distributed to SVAC’s shareholders in connection with SVAC’s solicitation of proxies for the vote by SVAC’s shareholders with respect to the Proposed Business Combination and other matters to be described in the Registration Statement (the “Proxy Statement”). After the SEC declares the Registration Statement effective, SVAC plans to file the definitive Proxy Statement with the SEC and to mail copies to SVAC’s shareholders as of a record date to be established for voting on the Proposed Business Combination. This document does not contain all the information that should be considered concerning the Proposed Business Combination and is not a substitute for the Registration Statement, Proxy Statement or for any other document that SVAC may file with the SEC. Before making any investment or voting decision, investors and security holders of SVAC and General Fusion are urged to read the Registration Statement and the Proxy Statement, and any amendments or supplements thereto, as well as all other relevant materials filed or that will be filed with the SEC in connection with the Proposed Business Combination as they become available because they will contain important information about General Fusion, SVAC and the Proposed Business Combination. Investors and security holders will be able to obtain free copies of the Registration Statement, the Proxy Statement and all other relevant documents filed or that will be filed with the SEC by SVAC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by SVAC may be obtained free of charge from SVAC’s website at https://sv-ac.com or by directing a request to Spring Valley Acquisition Corp. III, Attn: Corporate Secretary, 2100 McKinney Avenue, Suite 1675, Dallas, Texas 75201. The information contained on, or that may be accessed through, the websites referenced in this document is not incorporated by reference into, and is not a part of, this document.

Participants in the Solicitation

General Fusion, SVAC and their respective directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitations of proxies from SVAC’s shareholders in connection with the Proposed Business Combination. For more information about the names, affiliations and interests of SVAC’s directors and executive officers, please refer to the Final Prospectus and the Registration Statement, Proxy Statement and other relevant materials filed or to be filed with the SEC in connection with the Proposed Business Combination when they become available. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, which may, in some cases, be different than those of SVAC’s shareholders generally, will be included in the Registration Statement and the Proxy Statement, when they become available. Shareholders, potential investors and other interested persons should read the Registration Statement and the Proxy Statement carefully, when they become available, before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This document shall not constitute a “solicitation” as defined in Section 14 of the Securities Exchange Act of 1934, as amended. This document shall not constitute an offer to sell or exchange, the solicitation of an offer to buy or a recommendation to purchase, any securities, or a solicitation of any vote, consent or approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. No offering of securities in the Proposed Business Combination shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Investor Relations Contact:

You can contact General Fusion’s Investor Relations team by email at: investors@generalfusion.com

If you are based in North America, you may also leave a toll-free voicemail at +1 (833) 717-1519. Callers outside North America can reach us at +1 (236) 253-6968.

Media Relations Contact:

media@generalfusion.com

1-866-904-0995